                                                                   EXHIBIT 11.1

                           KOPPERS INDUSTRIES, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                          YEARS ENDED DECEMBER 31,
                         -----------------------------------------------------------
                            1991       1992        1993         1994        1995
PRIMARY EARNINGS PER
SHARE:
Voting common stock
 outstanding............  5,715,000   5,715,225   5,686,029    5,545,030   5,351,907
Non-Voting common stock
 outstanding............         --          --          --           --   2,338,200
Series B Junior
 Convertible Preferred
 Stock..................  2,340,000   2,340,000   2,340,000    2,340,000   2,340,000
Common stock
 equivalents............  1,754,775   1,964,574   2,008,377    2,685,741     346,551
                         ---------- ----------- -----------  ----------- -----------
Common stock
 outstanding, including
 convertible securities.  9,809,775  10,019,799  10,034,406   10,570,971  10,376,658
Net income (loss) to
 common stockholders
 (000's)................ $    9,641 $     8,492 $    (2,494) $    10,158 $    24,440
Primary earnings (loss)
 per common share....... $     0.98 $      0.85 $     (0.25) $      0.96 $      2.36
                         ========== =========== ===========  =========== ===========
FULLY DILUTED EARNINGS
PER SHARE:
Voting common stock
 outstanding............  5,715,000   5,715,225   5,686,029    5,545,230   5,351,907
Non-Voting common stock
 outstanding............         --          --          --           --   2,338,200
Series B Junior
 Convertible Preferred
 Stock..................  2,340,000   2,340,000   2,340,000    2,340,000   2,340,000
Common stock
 equivalents............  1,879,407   2,042,802   1,955,466    2,685,741     371,616
                         ---------- ----------- -----------  ----------- -----------
Common stock
 outstanding, including
 convertible securities.  9,934,407  10,098,027   9,981,495   10,570,971  10,401,723
Net income (loss) to
 common stockholders
 (000's)................ $    9,641 $     8,492 $    (2,494) $    10,158 $    24,440
Fully diluted earnings
 (loss) per common
 share.................. $     0.97 $      0.84 $      (.25) $      0.96 $      2.35
                         ========== =========== ===========  =========== ===========

  Each share of the Series B Junior Convertible Preferred Stock is convertible into non-voting common stock on a one-for-nine hundred basis. All Series B Junior Convertible Preferred Stock is assumed to have been converted into Non-Voting Common Stock. Common stock equivalents include stock options granted to management, and stock warrants granted to certain lenders prior to 1995. Each stock option awarded to management gives the holder the right to purchase three shares of common stock at the listed exercise price and becomes exercisable one year after the date of grant. During 1995 all of the remaining stock warrants were exercised in exchange for 2,399850 shares of non-voting common stock for $1.11 each, 61,650 of which were subsequently repurchased and retired. Net income available to common stockholders prior to 1995 is net of dividends accrued on the Series A Exchangeable Preferred Stock.
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
                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                        ----------------------
                                                           1995        1996
                                                             (UNAUDITED)
PRIMARY EARNINGS PER SHARE:
Voting common stock outstanding........................   5,344,587  5,319,540
Non-Voting common stock outstanding....................          --  4,591,662
Series B Junior Convertible Preferred Stock............   2,340,000         --
Common stock equivalents...............................   2,616,225         --
                                                        ----------- ----------
  Common stock outstanding, including convertible
   securities..........................................  10,300,812  9,911,202
Net income (loss) to common stockholders (000's)....... $     5,111 $   (7,740)
  Primary earnings (loss) per common share............. $      0.50 $    (0.78)
                                                        =========== ==========
FULLY DILUTED EARNINGS PER SHARE:
Voting common stock outstanding........................   5,344,587  5,319,540
Non-Voting common stock outstanding....................          --  4,591,662
Series B Junior Convertible Preferred Stock............   2,340,000         --
Common stock equivalents...............................   2,616,225         --
                                                        ----------- ----------
  Common stock outstanding, including convertible
   securities..........................................  10,300,812  9,911,202
Net income (loss) to common stockholders (000's)....... $     5,111 $   (7,740)
  Fully diluted earnings (loss) per common share....... $      0.50 $    (0.78)
                                                        =========== ==========

  All shares of Series B Junior Convertible Preferred Stock were converted into non-voting common stock on a one-for-nine hundred basis in March 1996. Common stock equivalents include stock options granted to management and stock warrants granted to certain lenders. Each stock option awarded to management gives the holder the right to purchase an equal amount of common stock at the listed exercise price and becomes exercisable one year after the date of grant. All stock warrants were exercised during 1995.